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                                                                  EXECUTION COPY




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                               UNILAB CORPORATION

                                       and

                            UC ACQUISITION SUB, INC.



                         ------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         ------------------------------







                         -------------------------------

                            Dated as of May 24, 1999

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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 24, 1999 (the "Agreement"), between UNILAB CORPORATION, a Delaware corporation (the "Company"), and UC ACQUISITION SUB, INC. ("Merger Sub"), a Delaware corporation and a direct wholly owned subsidiary of Kelso Investment Associates VI L.P., a Delaware limited partnership, and KEP VI LLC, a Delaware limited liability company (collectively, "Parent").


                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") and the Board of Directors of Merger Sub have each determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") and upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors and the Board of Directors of Merger Sub have approved the Merger;

     WHEREAS, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Merger Sub hereby agree as follows:


                                   Article I.

                                   THE MERGER

     SECTION 1.1. The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

     SECTION 1.2. Effective Time. As promptly as practicable, and in any event within five business days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in



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accordance with the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

     SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 1.5. Certificate of Incorporation; By-Laws; Directors and Officers.

          (a) Unless otherwise determined by Merger Sub before the Effective Time, at the Effective Time the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Restated Certificate"), as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

          (c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and, except as Merger Sub may


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     otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     SECTION 1.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

          (a) Common Stock of Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into the number of fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation as equals (i) 23,846,154 plus 170,940 for each $1,000,000 of cash equity financing to be received by Merger Sub prior to the Effective Time in excess of $139.5 million, the exact number to be determined by Merger Sub and provided in writing to the Company no less than three business days prior to the mailing of the Proxy Statement/Prospectus (such number, the "Parent Equity Number") divided by
     (ii) the aggregate number of shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time.

          (b) Cancellation of Treasury Stock and Merger Sub-Owned Company Common Stock. Each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") that is owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub or held in the treasury of the Company (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Conversion or Retention of Company Common Stock. Except as otherwise provided herein and subject to Sections 1.7 and 1.8, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares or Dissenting Shares (as defined in Section 1.6(e)) shall be converted into the following (the "Common Stock Merger Consideration"):

               (i) for each such share of Company Common Stock with respect to which an election to retain such share has been effectively made and not revoked or lost pursuant to Sections 1.7 and 1.8 (the "Electing


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          Shares"), the right to retain one fully paid and nonassessable share of Common Stock of the Surviving Corporation (a "Retained Share"); and

               (ii) for each such share of Company Common Stock (other than Retained Shares), the right to receive in cash following the Merger an amount equal to $5.85 (the "Cash Election Price").

          (d) Each share of convertible preferred stock, par value $.01 per share, of the Company (the "Company Convertible Preferred Stock" and, together with the Company Common Stock, the "Company Stock") shall be converted into the right to receive in cash following the Merger an amount equal to $5.75, plus all dividends accrued but unpaid thereon through the Effective Time (the "Preferred Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration").

          (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Convertible Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has validly demanded payment of the fair value for such holder's shares as determined in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be (but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with Delaware Law), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right under Delaware Law. If any such holder of Company Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated, at the Company's sole discretion, as either (i) a share of Company Common Stock (other than an Electing Share) that had been converted as of the Effective Time into the right to receive the Common Stock Merger Consideration in accordance with Section 1.6(c)(ii) or (ii) an Electing Share. If any such holder of Company Convertible Preferred Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, each share of such holder shall be treated as a share of Company Convertible Preferred Stock that had been converted as of the Effective Time into the right to receive the Preferred Stock Merger Consideration in accordance with Section 1.6(d). The Company shall give prompt notice to Merger Sub of any demands received by the Company for appraisal of shares of Company Common Stock or Company Convertible Preferred Stock, and Merger Sub shall have the right to participate in all negotiations and proceedings with respect


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     to such demands. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

          (f) Cancellation and Retirement of Company Stock. As of the Effective Time, all shares of Company Stock (other than Electing Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall, to the extent such certificate represents such shares, cease to have any rights with respect thereto, except, in all cases other than Excluded Shares, the right to receive cash, including cash in lieu of fractional shares of Company Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.9(e).

          (g) Unless the context indicates otherwise, all references herein to shares of Company Common Stock shall be deemed to include any accompanying Rights.

     SECTION 1.7. Company Common Stock Elections.

          (a) Each holder who, on or prior to the Election Date referred to in
     Section 1.7(c) below, is a record holder of shares of Company Common Stock will be entitled, with respect to all or any portion of its shares, to make an unconditional election (a "Retention Election") on or prior to the Election Date (as defined in Section 1.7(c)) to retain Retained Shares (subject to Section 1.8), on the basis hereinafter set forth, provided that, within 45 days after the date hereof, Merger Sub shall use its reasonable best efforts to convert the Merger into an all cash merger pursuant to which all shares of Company Common Stock will be converted only into the right to receive the Cash Election Price in cash following the Merger (a "Conversion Decision"); provided that the foregoing shall not require Merger Sub or Parent or any of their affiliated entities to agree to any terms or provisions in connection therewith which it or they find unacceptable. Upon making a Conversion Decision, Merger Sub shall provide written notice thereof to the Company. In connection with such Conversion Decision, Parent and Persons affiliated or related to Parent shall continue to hold in the aggregate at least 75% of the capital stock of Merger Sub. In the event that Merger Sub makes a Conversion Decision, Sections 1.6(c)(i), 1.7(c), 1.7(d), 1.7(e), 1.8, 1.9(c) and 1.9(e) hereof and all references herein to the Form S-4 (as defined in Section 2.8) and any obligations in connection therewith shall be deemed eliminated and have no effect, and there shall be no Form of Election and no Retained Shares.


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          (b) Prior to the mailing of the Proxy Statement/Prospectus (as defined in Section 2.8), Merger Sub shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration.

          (c) The Company shall prepare and mail a form of election, which form shall be subject to the reasonable approval of Merger Sub (the "Form of Election"), with the Proxy Statement/Prospectus to the record holders of Company Common Stock as of the record date for the Company Stockholders' Meeting (as defined below), which Form of Election shall be used by each record holder of shares of Company Common Stock who wishes to make a Retention Election for any or all shares of Company Common Stock held, subject to the provisions of Section 1.8 hereof, by such holder. The Company will use commercially reasonable efforts to make the Form of Election and the Proxy Statement/Prospectus available to all Persons (as defined in Section 8.4) who become holders of record of shares of Company Common Stock during the period between such record date and the Election Date referred to below. Any such holder's election to retain Retained Shares shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day immediately preceding the date of the Company Stockholders' Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by certificates for the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three American Stock Exchange trading days after the date of execution of such guarantee of delivery).

          (d) Any Form of Election may be revoked by the stockholder submitting its revocation to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time on the Election Date. In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Merger Sub and the Company that the Merger has been abandoned or that this Agreement has been terminated in accordance with its terms. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be


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     promptly returned by the Exchange Agent to the stockholder submitting the same.

          (e) The determination of the Exchange Agent of whether Retention Elections have been properly made or revoked pursuant to this Section 1.7 with respect to shares of Company Common Stock and when Retention Elections and revocations were received by it shall be binding. If the Exchange Agent determines that any Retention Election was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Shares at the Effective Time, and such shares shall be exchanged in the Merger for cash pursuant to
     Section 1.6(c)(ii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 1.8, and any such computation shall be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Merger Sub and the Company, make such rules as are consistent with this
     Section 1.7 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     SECTION 1.8. Proration.

          (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of shares of Company Common Stock to be retained as Retained Shares at the Effective Time (the "Retention Election Number") shall be equal to the Parent Equity Number, multiplied by 0.07, and divided by 0.93.

          (b) If the number of Electing Shares exceeds the Retention Election Number, then each Electing Share shall remain outstanding as a Retained Share or be converted into the right to receive cash in accordance with the terms of Section 1.6(c) in the following manner:

               (i) a proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Retention Election Number by the total number of Electing Shares;

               (ii) subject to Section 1.9(e), the number of Electing Shares covered by each Retention Election to be retained as Retained Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Retention Election; and

               (iii) all Electing Shares, other than those shares to remain outstanding as Retained Shares in accordance with Section 1.8(b)(ii), shall be converted


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          into cash as if such shares were not Electing Shares in accordance with the terms of Section 1.6(c)(ii).

          (c) If the number of Electing Shares is less than the Retention Election Number, then:

               (i) all Electing Shares shall remain outstanding as Retained Shares in accordance with the terms of Section 1.6(c)(i);

               (ii) additional shares of Company Common Stock other than Electing Shares shall remain outstanding as Retained Shares in accordance with the terms of Section 1.6(c)(i) in the following manner:

                    (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Retention Election Number and the number of Electing Shares by
               (y) the total number of outstanding shares of Company Common Stock other than Electing Shares; and

                    (2) the number of shares of Company Common Stock in addition to Electing Shares to be retained as Retained Shares shall be determined by multiplying the Cash Proration Factor by the total number of shares of Company Common Stock other than Electing Shares; and

               (iii) subject to Sections 1.6(e) and 1.9(e), shares of Company Common Stock subject to clause (ii) of this Section 1.8(c) shall remain outstanding as Retained Shares in accordance with Section 1.6(c)(i) (on a consistent basis among stockholders who held shares of Company Common Stock as to which they did not make the election referred to in Section 1.6(c)(i), pro rata to the number of shares as to which they did not make such election).

     SECTION 1.9. Exchange of Certificates.

          (a) Exchange Agent. Immediately after the Effective Time, the Surviving Corporation shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article I, the cash portion (or in the case of a Conversion Decision, all) of the Merger Consideration (such cash consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Cash Election Price and the Preferred Stock Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.


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          (b) Exchange Procedures. As soon as practicable after the Effective
     Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Stock (the "Certificates") shall, upon surrender to the Exchange Agent of such Certificate or Certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Company Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, in the event a Conversion Decision was not made, a certificate or certificates representing the number of full shares of common stock of the Surviving Corporation, if any, to be retained by the holder thereof as Retained Shares pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with the terms and conditions of Section 1.7 and such other reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of Certificates which have been converted, in whole or in part, pursuant to this Agreement into the right to receive the Cash Election Price or the Preferred Stock Merger Consideration, as the case may be, and if such Certificates are presented to the Company for transfer, they shall be canceled against delivery of the Cash Election Price or the Preferred Stock Merger Consideration, as the case may be, and, if appropriate, certificates for Retained Shares. If any certificate for such Retained Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Company, its transfer agent, or Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Retained Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
     Section 1.9(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional Retained Shares.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Retained Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with


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     respect to the Retained Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
     Section 1.9(e) until the surrender of such Certificate in accordance with this Article I. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole Retained Shares, without interest, (i) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined in Section 1.9(e)) as practicable, the amount of any cash payable in lieu of a fractional Retained Share to which such holder is entitled pursuant to Section 1.9(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Retained Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and payment date subsequent to such surrender payable with respect to such whole Retained Shares.

          (d) No Further Ownership Rights in Company Stock Exchanged For Cash. All cash paid upon the surrender for exchange of Certificates representing shares of Company Stock in accordance with the terms of this Article I (including any cash paid pursuant to Section 1.9(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock exchanged for cash theretofore represented by such Certificates.

          (e) No Fractional Shares.

               (i) No certificates or scrip representing fractional Retained Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation after the Merger.

               (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Retained Share (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest), rounded to the nearest cent, representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the Retained Shares (the "Excess Shares") representing such fractions. Such sale shall be made as soon as practicable after the Effective Time.


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          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for one year after the Effective Time shall be delivered to the Surviving Corporation and any holders of shares of Company Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

          (g) No Liability. None of Merger Sub, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any Retained Shares (or dividends or distributions with respect thereto), if applicable, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

          (i) Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

          (j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving


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     Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable, and unpaid dividends and distributions on Retained Shares (if applicable) deliverable in respect thereof, pursuant to this Agreement.

     SECTION 1.10. Stock Plans.

          (a) The Company shall use its reasonable best efforts to take all actions necessary to provide that, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock (the "Options") granted under any of the Company's stock option plans referred to in Section 3.2, each as amended (collectively, the "Option Plans") or granted otherwise, whether or not then exercisable or vested, shall be canceled and (ii) in consideration of such cancellation, Merger Sub shall (or shall cause the Surviving Corporation to) pay to such holders of Options an amount in cash in respect thereof equal to the product of (A) the excess, if any, of the Cash Election Price over the exercise price thereof and (B) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes).

          (b) Prior to the Effective Time, the Company shall cause any restrictions imposed pursuant to any stock plan on any outstanding shares of Company Common Stock (such shares, "Company Restricted Stock") to lapse and each share of Company Restricted Stock shall be subject to the same terms and conditions of this Agreement as other shares of Company Common Stock, including, but not limited to, Section 1.6(c) herein.

          (c) Except as provided herein or as otherwise agreed to by the parties and to the extent permitted by the Option Plans, (i) the Company shall use its reasonable best efforts to cause the Option Plans to terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be terminated and have no further force or effect as of the Effective Time and (ii) the Company shall use all reasonable best efforts to ensure that following the Effective Time no holder of Options or any participant in the Option Plans or anyone otherwise shall have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     SECTION 1.11. Indebtedness

          (a) At closing, the Company shall cause the satisfactory repayment, repurchase and discharge of all indebtedness outstanding (including accrued interest, premiums, if any, and expense reimbursement, if required) under the Healthcare Receivables Purchase Agreement, dated as of July 31, 1996, between the Company and Daiwa Healthco-2 LLC (the "Receivables Facility") and the 7.50% promissory note of the Company in the aggregate principal amount of $25,000,000, payable to Physicians Clinical Laboratories, Inc., in accordance with their terms.

          (b) Provided that this Agreement shall not have been earlier terminated in accordance with Section 7.1, the Company shall, as soon as reasonably practicable after receiving a written request (the "Debt Offer Request") by Merger Sub to do so, commence an offer to purchase all of the Company's outstanding 11% Senior Notes due 2006 (the "Senior Notes") and related consent solicitation on the terms set forth on Schedule 1.11 hereto and such other customary terms and conditions specified by Merger Sub, as may be reasonably requested, provided that the Company's obligations to accept for payment Senior Notes shall be conditioned on the closing of the Merger occurring substantially concurrently (the "Debt Offer"). The consents being solicited pursuant the Debt Offer (the "Consents") shall be to effect such amendments to the Indenture dated as of March 14, 1996 with respect to the Senior Notes (the "Indenture Amendments") as are determined by Merger Sub; provided that the amendments shall not require the consent of the holders of more than a majority of the outstanding principal amount of the Senior Notes in the aggregate. The tendering of Senior Notes pursuant to the Debt Offer shall constitute the grant of a Consent. To the extent permitted by law, the Company shall waive any of the conditions to the Debt Offer and make any other changes to the terms and conditions of the Debt Offer as may be reasonably requested by Merger Sub, and the Company shall not, without Merger Sub's prior consent (which consent will not be unreasonably withheld), waive any condition to the Debt Offer, make any changes to the terms and conditions of the Debt Offer set forth on
     Schedule 1.11 or make any other changes to the terms and conditions of the Debt Offer.

          (c) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Merger Sub, an offer to purchase the Senior Notes and forms of the related letter of transmittal (the "Letter of Transmittal") (collectively, the "Offer to Purchase"), as well as all other information and exhibits required in connection therewith (collectively, the "Offer Documents"). All mailings to the holders of the Senior Notes in connection with the Debt Offer shall be subject to the prior review, comment and approval of Merger Sub, which review, comment and approval shall not be unreasonably withheld or delayed. The Company will use its reasonable best efforts to cause the Offer Documents to be mailed to the holders of the Senior Notes as promptly as practicable following commencement of the Debt Offer in accordance with Section 1.11(b). The Company agrees to promptly correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

          (d) Subject to the terms and conditions of this Agreement, including but not limited to the conditions to the Debt Offer, at the closing of the Merger the Company will accept for payment the Senior Notes.

          (e) As soon after the date of this Agreement as it is permissible to do so under the terms of the Note dated as of November 5, 1998 issued to Meris Laboratories, Inc. (the "Original Meris Note", and including any note or notes issued following a permitted transfer or assignment of such Note and any secondary notes with respect thereto, the "Meris Note"), the Company shall convert the Meris Note into shares of Company Common Stock pursuant to Section 5.l(a) of the Original Meris Note. If required to do so, the Company shall use reasonable best efforts to (i) obtain any consents necessary to convert the Meris Note into shares of Company Common Stock and (ii) accordingly convert the Meris Note into shares of Company Common Stock prior to the Effective Time.


                                   Article II.

                  REPRESENTATIONS AND WARRANTIES OF MERGER SUB

     Merger Sub represents and warrants to the Company as follows:

     SECTION 2.1. Corporate Organization. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

     SECTION 2.2. Capitalization. The authorized capital stock of Merger Sub consists of 10,000,000 shares of Merger Sub Stock. As of the date hereof, 100 of such shares are issued and outstanding, duly authorized, validly issued, fully paid and nonassessable and owned beneficially and of record by Parent free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever ("Liens"). Except in connection with the Equity Financing, there are no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating Merger Sub to issue or sell any shares of capital stock of or other equity interests in Merger Sub.

     SECTION 2.3. Authority Relative to this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Merger Sub, the performance by Merger Sub of its obligations hereunder and the consummation by Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms.

     SECTION 2.4. No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement by Merger Sub will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to Merger Sub or by which its property is bound or subject, (ii) violate or conflict with the Certificate of Incorporation or By-Laws of Merger Sub, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a Lien on any of the property or assets of Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Merger Sub is a party or by which Merger Sub or any of its property is bound or subject.

          (b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of an appropriate Certificate of Merger as required by Delaware Law, Merger Sub is not required to submit any notice, report or other filing with any governmental or regulatory authority or accreditation or certification agency, board or other organization, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it. No waiver, consent, approval or authorization of any governmental or regulatory authority or accreditation or certification agency, board or other organization, domestic or foreign, is required to be obtained or made by Merger Sub in connection with its execution, delivery or performance of this Agreement, except for such of the foregoing as are required by reason of the legal or regulatory status or the activities of the Company or by reason of facts specifically pertaining to it.

     SECTION 2.5. Financing Arrangements. Merger Sub has received and delivered to the Company commitment letters with respect to equity financing of $139,500,000 (the "Equity Financing") and debt financing (other than subordinated debt financing) of $180,000,000 (collectively, the "Commitment Letters") and a commitment letter (the "Bridge Financing Letter") with respect to bridge financing of $150,000,000 ("Bridge Financing") in subordinated debt financing, in an aggregate amount sufficient (a) to pay (or provide the funds for the Surviving Corporation to pay) the aggregate cash portion of the Merger Consideration, (b) to pay (or provide the funds for the Surviving Corporation to pay) all amounts contemplated by Section 1.10 when due, (c) to refinance any indebtedness or other obligation of the Company which may become due as a result of this Agreement or any of the transactions contemplated hereby (including pursuant to the Debt Offer), and (d) to pay all related fees, expenses and premiums. As of the date of this Agreement, Merger Sub believes that total debt financing shall consist of (i) $160,000,000 in term loans and anticipated initial revolving credit borrowings provided by banks and (ii) $150,000,000 of subordinated debt financing (together, the "Debt Financing"). Except as provided in Section 5.11, as of the date hereof, Merger Sub does not intend to utilize the Bridge Financing described in the Bridge Financing Letter but intends, rather, to obtain the subordinated debt financing from the Rule 144A market.

     SECTION 2.6. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     SECTION 2.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Merger Sub.

     SECTION 2.8. Information Supplied. None of the information supplied by Merger Sub or its officers, directors, representatives, agents or employees (the "Purchaser Information") specifically for inclusion in (i) the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by the Company in connection with the shares of Company Common Stock to be retained in the Merger (including the proxy statement and prospectus (the "Proxy

Statement/Prospectus") constituting a part thereof) (the "Form S-4"), at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement/Prospectus will, on the date it is first mailed to the holders of Company Common Stock or at the time of the meeting of the Company's stockholders to consider the Merger Agreement (the "Company Stockholders' Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Company Stockholders' Meeting, any event with respect to Merger Sub, or with respect to information supplied by Merger Sub specifically for inclusion in the Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement/Prospectus, such event shall be so described by Merger Sub and provided to the Company. All documents that Merger Sub is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any government entity or agency ("Governmental Entity") other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, Merger Sub makes no representation or warranty with respect to the information supplied or to be supplied by the Company for inclusion in the Form S-4 or the Proxy Statement/Prospectus. In the event of a Conversion Decision, all references herein to "Proxy Statement/Prospectus" shall mean a proxy statement prepared in accordance with the Exchange Act and the rules promulgated thereunder, used to solicit proxies in connection with the Company Stockholders' Meeting.


                                  Article III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Merger Sub as follows:

     SECTION 3.1. Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not have a Material Adverse Effect (as defined below in this Section 3.1). For purposes of this Agreement, "Material Adverse Effect" means any change in or effect on the business of the Company that is or will be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), prospects, assets or liabilities of the Company; provided that any change or effect relating to, or that can reasonably be expected to result in, or results in, (i) the exclusion or suspension of the Company or any director, officer or key employee of the Company from participation in any federal or state healthcare or health benefit program such as Medicare, Medicaid or MediCal or (ii) the loss or suspension or materially adverse modification of a material laboratory license or certification shall automatically be deemed to be a Material Adverse Effect.

     SECTION 3.2. Capitalization. (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock; (ii) 5,000,000 shares of non-voting common stock, par value $.01 per share ("Company Non-Voting Common Stock"); and (iii) 20,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"), of which 400,000 shares have been designated as Company Convertible Preferred Stock and 1,000,000 shares have been designated as Series A Junior Participating Preferred Stock ("Series A Preferred Stock"). As of April 1, 1999: (A) 40,824,563 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable; (B) no shares of Company Non-Voting Common Stock were issued and outstanding; (C) 364,000 shares of Company Convertible Preferred Stock were issued and outstanding and no other shares of Company Preferred Stock were issued and outstanding; (D) 457,195 outstanding units of Company phantom stock granted under the Company's Executive Retirement Plan, as amended (whether vested or unvested), (E) 5,932,083 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options under the Company's employee stock option plans listed in Schedule 3.2(a); (F) 364,000 shares of Company Common Stock were reserved for issuance upon conversion of outstanding Company Convertible Preferred Stock; (G) 8,106,406 shares of Company Common Stock were reserved for issuance upon the conversion of the Company's outstanding convertible notes; and (H) 1,000,000 shares of Series A Preferred Stock were reserved for issuance upon the exercise of outstanding rights to purchase Series A Preferred Stock (the "Rights") issued under the Company's Amended and Restated Rights Agreement, dated as of March 15, 1996 (the "Rights Agreement"). Except as disclosed in the SEC Reports (as defined in Section 3.5) filed prior to the date of this Agreement or in Schedule 3.2(a), there are (i) no other options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company to issue or sell any shares of capital stock of or other equity interests in the Company or any Voting Debt (as defined below) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote ("Voting Debt"). Since April 1, 1999, except as set forth in Schedule 3.2(a), there have been no shares of capital stock issued or sold, except upon the exercise of options outstanding on April 1, 1999.

     (b) There are no Subsidiaries of the Company. Except as set forth in
Schedule 3.2(b) or in the SEC Reports, the Company does not directly or indirectly own a greater than 5% equity interest in any other corporation, partnership, joint venture or other business association or entity. For purposes of this Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 3.3. Authority Relative to this Agreement.

     The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware Law. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

     SECTION 3.4. No Conflict; Required Filings and Consents.

          (a) Except as set forth in Schedule 3.4(a), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or by which its property is bound or subject, (ii) violate or conflict with the Restated Certificate or By-Laws or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate or cancel or give to others any rights of termination or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any contract, instrument, permit, license, certificate or franchise to which the Company is a party, of which the Company is the beneficiary or by which the Company or its property is bound or subject, except for conflicts, violations, breaches or defaults, terminations, cancellations or rights of termination or cancellation which, in the aggregate, and assuming the exercise of any rights of termination or cancellation, would not have a Material Adverse Effect.

          (b) Except for applicable requirements of the Exchange Act, the filing of the Form S-4 under the Securities Act, the pre-merger notification requirements of the HSR Act, and filing and recordation of an appropriate merger or other documents as required by Delaware Law, "takeover" or "blue sky" laws of various states, and except as set forth in Schedule 3.4(b), the Company is not required to submit any application, notice, report or other filing with any governmental or regulatory authority or accreditation or certification agency, board or other organization, domestic or foreign, in connection with the execution, delivery or performance of this Agreement, except where the failure the submit such application, notice, report or other filing would not, individually or in the aggregate, be reasonably likely to (x) have a Material Adverse Effect or (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement. No waiver, consent, approval or authorization of any governmental or regulatory authority or accreditation or certification agency, board or other organization, domestic or foreign, is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement, except where the failure to obtain such waivers, consents, approvals or authorizations would not, individually or in the aggregate, be reasonably likely to (x) have a Material Adverse Effect or (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement.

     SECTION 3.5. SEC Filings; Financial Statements.

          (a) Except as set forth in Schedule 3.5, the Company has filed all forms, reports and documents required to be filed with the SEC since January 1, 1997 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, as in effect at the time they were filed and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of the Company as at the respective dates thereof and the statements of operations and cash flows of the Company for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

          (c) Except as reflected or reserved against in the financial statements contained in the SEC Reports filed prior to the date of this Agreement or as otherwise disclosed in such SEC Reports, the Company has no liabilities of any nature (whether accrued, absolute, contingent or otherwise) which in the aggregate would have, or are reasonably likely to have, a Material Adverse Effect.

     SECTION 3.6. Absence of Certain Changes or Events. Since December 31, 1998, except as contemplated by this Agreement or as set forth in Schedule 3.6 or in the SEC Reports filed prior to the date of this Agreement, there has not been:

          (a) any event or state of fact that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

          (b) any strike, picketing, work slowdown or other labor disturbance having a Material Adverse Effect;

          (c) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company having a Material Adverse Effect;

          (d) any (A) grant of any severance or termination pay to (1) any director or officer of the Company or (2) any other employee of the Company, except in the case of clause (2) in an aggregate cost not to exceed $1,000,000, (B) employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company entered into, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company other than, in the case of employees (other than directors and officers), in the ordinary course of business consistent with past practice.

          (e) any redemption or other acquisition of, Company Common Stock or capital stock of the Company or options or rights to acquire shares of capital stock of the Company by the Company or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to Company Stock, except for purchases heretofore made pursuant to the terms of the Company's employee benefit plans and ordinary course cash dividends paid before the date hereof; or

          (f) any change by the Company in accounting principles except insofar as may have been required by a change in generally accepted accounting principles and disclosed in the SEC Reports filed prior to the date of this Agreement.

     SECTION 3.7. Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.7, there are no claims, actions, suits, arbitrations, grievances, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company or any officers or directors of the Company in their capacity as such, before any court, administrative, governmental or regulatory authority, domestic or foreign, nor any internal investigations (other than investigations in the ordinary course of the Company's compliance program) being conducted by the Company or have any acts of alleged misconduct by the Company been reported to the Company, which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its properties is subject to any order, judgment, injunction or decree, having or which is reasonably likely to have a Material Adverse Effect.

     SECTION 3.8. Employee Benefit Plans. Schedule 3.8(a) sets forth a list of all material employee welfare benefit plans (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employee pension benefit plans (as defined in Section 3(2) of ERISA) and all other bonus, stock option, stock purchase, benefit, profit sharing, savings, retirement, disability, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any employee of, or independent contractor or consultant to, the Company (together, the "Employee Plans"). The Company has delivered or made available to Merger Sub true and complete copies of all Employee Plans, as in effect, and will, without limiting the other provisions of this Agreement, make available all other employee plans, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code. With respect to each Employee Plan, true and complete copies of the (i) most recent annual actuarial valuation report, if any, (ii) last filed Form 5500 together with Schedule A and/or B thereto, if any, (iii) summary plan description (as defined in ERISA), if any, and all modifications thereto communicated to employees, and (iv) most recent annual and periodic accounting of related plan assets, if any, have been, or will be, delivered to Merger Sub and are correct in all material respects. Neither the Company nor, to the knowledge of the Company, any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or
Section 406 of ERISA, which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company or any Employee Plan. All Employee Plans are in compliance in all material respects with the currently applicable requirements prescribed by all statutes, orders, or governmental rules or regulations currently in effect with respect to such Employee Plans, including, but not limited to, ERISA and the Code and, to the knowledge of the Company, there are no pending or threatened claims, lawsuits or arbitrations (other than routine claims for benefits), relating to any of the Employee Plans, which have been asserted or instituted against the Company, any Employee Plan or the assets of any trust for any Employee Plan. Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code, either (i) has received a favorable determination letter from the Internal Revenue Service to such effect or (ii) is still within the "remedial amendment period," as described in Section 401(b) of the Code and the regulations thereunder. All contributions or payments required to be made or accrued before the Effective Time under the terms of any Employee Plan will have been made or accrued by the Company by the Effective Time. No Employee Plan subject to
Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. The Company has not incurred nor reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation with respect to any Employee Plan other than with respect to insurance premiums. The Company does not contribute nor has within the six-year period ending on the date hereof contributed or been obligated to contribute, to any pension or retirement plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA). Except as disclosed on Schedule 3.8(b), neither the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby will cause the vesting of any material benefit or the payment of any material benefit to be accelerated. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, result in payment of greater than $12 million of "excess parachute payments" to all "disqualified individuals" (as each such term is defined in Section 280G of the Code) in the aggregate with respect to the Company.

     SECTION 3.9. Information Supplied. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy

Statement/Prospectus will, on the date it is first mailed to the holders of the Company Common Stock or on the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the date of the Company Stockholders' Meeting, any event with respect to the Company, or with respect to information supplied by the Company specifically for inclusion in the Proxy Statement/Prospectus, shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement/Prospectus, such event shall be so described by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity other than the SEC will comply in all material respects with the provisions of applicable law as to the information required to be contained therein. Notwithstanding the foregoing, but subject to the definition of "Material Adverse Effect", the Company makes no representation or warranty with respect to (i) the information supplied or to be supplied by Merger Sub for inclusion in the Form S-4 or the Proxy Statement/Prospectus or
(ii) any projections, forward-looking statements or similar information provided to Merger Sub that are not of an historical nature.

     SECTION 3.10. (a) Conduct of Business; Permits. (a) Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Schedule 3.10(a), the business of the Company is not being (and since January 1, 1997 has not been) conducted in default or violation of any term, condition or provision of (i) the Restated Certificate or By-Laws, (ii) any note, bond, mortgage, indenture, contract, agreement, lease or other instrument or agreement of any kind to which the Company is now a party or by which the Company or any of its properties or assets may be bound, or (iii) any Federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to the Company or its business, including, without limitation, laboratory licenses issued for participation in the Medicare, Medicaid and MediCal programs, all licenses required in respect of the Company's laboratories under the Clinical Laboratory Improvements Act of 1988 and all state laboratory licenses required to be issued in those states in which the Company does business, including under the California Clinical Laboratory Improvements Act, except, with respect to the foregoing clauses (ii) and (iii), defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect. The material permits, licenses, approvals, certifications and authorizations from federal, state, local and foreign governmental and regulatory authorities and accreditation and certification agencies, bodies or other organizations (collectively, "Permits") held by the Company are valid and sufficient in all material respects for all business presently conducted by the Company. The Company has not received any written claim or notice nor has any knowledge indicating that the Company is not in compliance with the terms of any such Permits and with all requirements, standards and procedures of the federal, state, local and foreign governmental or regulatory authorities which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect. Billing by the Company, under the Medicare and Medicaid programs and otherwise, has been true and correct and in compliance with all applicable laws, regulations and policies, including the Federal Physician Self-Referral Act, the Federal False Claims Act, and other federal and state physician self-referral, fraudulent billing, and false claims laws, except where the failure to be in such compliance would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Except as set forth in Schedule 3.10(b), since December 31, 1996, neither the Company nor, to the best knowledge of the Company, any individual who is an officer, director or employee of the Company (in his or her capacity as such) has been (i) convicted of, charged with or (to the best knowledge of the Company) investigated for a Medicare, Medicaid or state health program related offense, (ii) convicted of, charged with or (to the best knowledge of the Company) investigated for a violation of federal or state law related to fraud, financial misconduct, obstruction of an investigation, theft or embezzlement specifically related to and that adversely affects or is reasonably likely to adversely affect the Company's participation in Medicare, Medicaid or any federal or state healthcare or health benefit program, or (iii) excluded or suspended from participation in Medicare, Medicaid or any such program. Notwithstanding anything in this Agreement to the contrary, in determining, for the purposes of Section 6.3(b) hereof, whether the representation in clause (ii) of the preceding sentence is true and correct on and as of the Effective Time as if made on and as of such time, such representation shall be deemed to be true and correct as of such time unless the failure to be so has or is reasonably likely to have a Material Adverse Effect. Except as set forth in Schedule 3.10(b), since December 31, 1996, (i) neither the Company nor any individual who is an officer or director of the Company has been or became subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency which has had, or might reasonably be believed may have a Material Adverse Effect and (ii) except as set forth on Schedule 3.10(b), no claim, complaint, suit, action, proceeding or investigation is pending, or to the best of the knowledge of the Company, threatened against any individual who is, or during such period was, an officer, director or employee of the Company which has had, or is reasonably likely to have, a Material Adverse Effect.

     (c) There is no action for recoupment against the Company, or to the best knowledge of the Company, threatened or pending actions for recoupment against the Company, nor, except for amounts which are customary for the Company and the clinical laboratory industry, is there any request for payments or reimbursement of the Company by Medicare, nor by any other agency affiliated with Medicare, nor by or from any third-party reimburser, agency affiliated with Medicare, nor by or from any third-party reimburser, including, without limitation, any insurance carrier, pre-paid plan, or any other similar entity, nor is the Company aware of any basis for any such recoupment by any party against the Company.

     (d) To the best knowledge of the Company, since December 31, 1996, neither the Company nor any director, officer, employee, agent or representative of the Company (acting in his or her capacity as such) has directly or indirectly (i) knowingly and willfully offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, or third party payors in order to obtain business or payments from such persons, other than entertainment or other activities in the ordinary and lawful course of business, (ii) knowingly and willfully given or agreed to give, any gift or gratuitous payment of any kind, nature or description (whether in money, property, or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor, or any other person other than in connection with promotional or entertainment or other expenses in the ordinary and lawful course of business,
(iii) knowingly and willfully made or agreed to make, any contribution, payment, or gift of funds or property to, or for the private use of, any governmental official, employee, or agent where either the contribution, payment, or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment, contribution, or gift was made, or (iv) knowingly and willfully paid or offered to pay any illegal remuneration for any referral to the Company in violation of any applicable anti-kickback law, including the Federal Anti-Kickback Statute, 42 U.S.C. ss. 1320a-7b(b), or any applicable state or local anti-kickback law.

     SECTION 3.11. Taxes.

     (a) Except as set forth in Schedule 3.11, and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company has timely filed with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company or its operations or assets, and such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes (as hereinafter defined) due with respect to taxable years for which the Company's Tax Returns were filed, all Taxes required to be paid on an estimated or installment basis, and all Taxes required to be withheld with respect to the Company or its employees, operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate taxing authority in the manner provided by law, (iii) the reserve for Taxes set forth on the balance sheet of the Company as of December 31, 1998 is adequate for the payment of all Taxes through the date thereof and no Taxes have been incurred after December 31, 1998 which were not incurred in the ordinary course of business, (iv) there are no Liens for Taxes upon the assets of the Company, (v) no Federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company and there are no outstanding deficiencies or assessments asserted or proposed, and any such proceedings, deficiencies or assessments shown in Schedule 3.11 are being contested in good faith through appropriate proceedings and the Company has made available to Merger Sub copies of all revenue agent reports (or similar reports) and related schedules relating to pending income tax audits of the Company, (vi) there are no outstanding agreements, consents or waivers extending the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company, or with respect to its operations or assets, no power of attorney granted by the Company with respect to any matter relating to Taxes is currently in force, and the Company is not a party to any agreement providing for the allocation or sharing of Taxes (vii) the federal income Tax Returns of the Company have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1995, (viii) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (x) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (y) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), entered into on or prior to the Closing Date, or (z) any ruling received from the IRS.

     (b) The Company has not filed a consent to the application of Section 341(f) of the Code.

     (c) The Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

     (d) Except as set forth in Schedule 3.11, the Company is not a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any

"excess parachute payments" within the meaning of section 280G of the Code.

     (e) The Company's net operating loss carryover, as of December 31, 1998, for federal income tax purposes is not materially less than $60 million.

     (f) For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

     (g) For purposes of this Agreement, "Tax Return" means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

     SECTION 3.12. Environmental.

     (a) Except as set forth in Schedule 3.12, the Company is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a Material Adverse Effect. The Company has not received any written communication, whether from a governmental authority, citizens group, employee or otherwise, alleging that the Company is not in such compliance, and there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

     (b) Except as set forth in Schedule 3.12, there is no Environmental Claim pending or, to the best knowledge of the Company, threatened, against the Company or, to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which would have a Material Adverse Effect.

     (c) Except as set forth in Schedule 3.12, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company, or to the best knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, in each case which would have a Material Adverse Effect.

     (d) The Company has delivered or otherwise made available for inspection to Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company which have been prepared since December 31, 1995 pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company, or regarding the Company's compliance with applicable Environmental Laws.

     (e) Definitions

               (i) "Cleanup" means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or
          (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

               (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

               (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

               (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

               (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

     Section 3.13. Properties

          (a) The Company has good and marketable title to, or a valid leasehold interest in, all its properties and assets, free and clear of all Liens, except as set forth in Schedule 3.13(a) and for Liens that do not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except as set forth in Schedule 3.13.(b), the Company does not own real property. Schedule 3.13(b) also sets forth a true and complete list of each lease or sublease relating to real property or interests in real property leased by the Company that involves annual expenditures by the Company of $500,000 or more (collectively, the "Company Material Leases").

          (c) With respect to each of the Company Material Leases, (i) such lease or sublease is legal, valid, binding, enforceable and in full force and effect, (ii) except as otherwise set forth in Schedule 3.13(c), such lease or sublease will not cease to be legal, valid, binding, enforceable and in full force and effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of such transactions constitute (or with notice or lapse of time or both), a breach or default under such lease or sublease or otherwise give the landlord a right to terminate such lease or sublease and (iii) the Company does not know of, nor has it given or received notice of, any violation or default thereunder (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default thereunder), except for, in the case of clause

     (iii), violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.14. Intellectual Property. Except as set forth in Schedule 3.14, to the knowledge of the Company, the Company owns, or is licensed or otherwise possesses rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights and applications and registrations therefor, in each case, which are material to the conduct of the business of the Company, (collectively, the "Intellectual Property Rights"). Except as set forth in Schedule 3.14, there are neither any outstanding nor, to the Company's knowledge, threatened disputes or disagreements with respect to any of the Intellectual Property Rights nor to the Company's knowledge is there any basis therefor.

     SECTION 3.15. Material Contracts.

          (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or Schedule 3.13(b) or 3.15, the Company is not a party to or bound by:

               (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

               (ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company that involves future aggregate annual payments by the Company of $250,000 or more;

               (iii) any contract or agreement for the sale, license or lease (as lessor) by the Company of services, materials, products, supplies or other assets, owned or leased by the Company, that involves future aggregate annual payments to the Company of $250,000 or more;

               (iv) any contract, agreement or instrument relating to or evidencing indebtedness for borrowed money of the Company in the amount of $250,000 or more;

               (v) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company may be conducted;

               (vi) any voting or other agreement governing how any shares of Company Common Stock shall be voted;

               (vii) any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes; or

               (viii) any contract with a managed care organization involving capitated payments in 1998 of $300,000 to the Company; or

               (ix) any contract with a physician, group of physicians or other physician organization that made referrals to the Company in 1998 of more than $300,000 to the Company.

     The foregoing contracts and agreements to which the Company is a party or are bound are collectively referred to herein as "Company Material Contracts."

          (b) Each Company Material Contract is valid and binding on the Company and is in full force and effect, and the Company has performed all obligations required to be performed by it to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. The Company does not know, nor has given or received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, except where such violations or defaults, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.16. Brokers. No broker, finder or investment banker (other than BT Alex. Brown Incorporated ("BT Alex. Brown")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Merger Sub true and complete information concerning the financial arrangements between the Company and BT Alex. Brown pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated hereunder.

     SECTION 3.17. Board Action. The Board of Directors, at a meeting duly called and held, at which all of the Directors were present, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) recommended that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company.

     SECTION 3.18. Opinion of Financial Advisor. BT Alex. Brown has rendered to the Board of Directors a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the

Common Stock Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view. A true and correct copy of such opinion has been delivered to Merger Sub.

     SECTION 3.19. Control Share Acquisition. No state takeover statute or similar statute or regulation or comparable takeover provision of the Restated Certificate or By-Laws of the Company applies or purports to apply to the Merger or this Agreement.

     SECTION 3.20. Rights Agreement Amendment. The Company and the Rights Agent under the Rights Agreement have duly executed and delivered an amendment to the Rights Agreement, and as a result of such amendment (which amendment is valid and enforceable), among other things, (a) neither this Agreement nor any of the transactions contemplated hereby, including the Merger, will result in the occurrence of a "Distribution Date" or otherwise cause the Rights to become exercisable by the holders thereof and (b) the Rights shall automatically terminate on and as of the Effective Time be void and of no further force or effect.

     SECTION 3.21. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to adopt this Agreement.

     SECTION 3.22. Y2K Compliance. The Company has established and is implementing a program to provide (x) that the change of the year from 1999 to the year 2000 would not, nor be reasonably likely to, have a Material Adverse Effect and (y) that the impacts of such change on the vendors and customers of the Company would not have a Material Adverse Effect.

     SECTION 3.23. Insurance. The Company currently has in effect insurance policies covering itself, its assets and the conduct of its business of an insurable nature, which insurance has been written by unaffiliated insurers in such amounts and against such losses or casualties as is consistent with sound business practice, and all such policies are valid and enforceable for the benefit of the Company and are, and through the Effective Time will be continued, in full force and effect.

     SECTION 3.24. Labor. Except as set forth on Schedule 3.24, (i) since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Company has not effectuated a "plant closing" or a "mass layoff" (as such terms are defined in the WARN Act); (ii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation; and (iii) none of the Company's employees has suffered an "employment loss" (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.


                                   ARTICLE IV.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.1. Acquisition Proposals. The Company will notify Merger Sub promptly if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company, in each case in connection with any acquisition, business combination or purchase of all or any significant portion of the assets of, or any equity interest in, the Company.

     SECTION 4.2. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Merger Sub shall otherwise consent in writing, the businesses of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company will use its reasonable best efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations and to use reasonable best efforts to resolve in all material respects all deficiences and issues, and comply in all material respects with the recommendations made, in the Company's 1998 compliance program audit reports. Without limiting the generality of the foregoing, except as (x) expressly contemplated by this Agreement or (y) set forth in Schedule 4.2, the Company shall not, without the prior written consent of Merger Sub:

          (a) amend (i) the Restated Certificate or its By-Laws or (ii) any material term of any outstanding security issued by the Company or any Subsidiary thereof;

          (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, (ii) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities; (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or (C) other securities of the Company, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof or upon conversion of any convertible securities outstanding on the date hereof; or (iv) split, combine or reclassify any of its outstanding capital stock;

          (c) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets, including real estate, except, with respect to clause (B) above,
     (x) purchases of inventory, equipment and supplies in the ordinary course of business consistent with past practice and (y) other purchases of assets in the ordinary course of business consistent with past practice;

          (d) except in the ordinary course of business consistent with past practice, amend, enter into or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

          (e) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any property or assets or cease to operate any assets, including but not limited to any laboratories, other than (i) excess or obsolete assets or (ii) in the ordinary course of business and consistent with past practice;

          (f) (i) enter into any employment or severance agreement with or, except in accordance with the existing obligations of the Company, grant any severance or termination pay to any officer or director of the Company; or (ii) hire or agree to hire any new or additional officers;

          (g) except as required to comply with applicable law, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Employee Plan or other arrangement for the current or future benefit or welfare of any director, officer or employee, other than in the case of employees who are not officers or directors in the ordinary course of business consistent with past practice, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary course of business consistent with past practice, other employee, (C) other than benefits accrued through the date hereof and other than in the ordinary course of business for employees other than officers or directors of the Company, pay any benefit not provided for under any Employee Plan, (D) other than bonuses earned through the date hereof and other than in the ordinary course of business consistent with past practice for employees other than officers and directors, grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; provided that there shall be no grant or award to any director, officer or employee of stock options, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder other than consistent with past practice under the Company's Non-Employee Director Stock Plan or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Employee Plan;

          (h) (i) incur or assume any indebtedness for money borrowed other than in accordance with the current terms of the Receivables Facility and in an amount not to exceed $5,000,000 at any one time outstanding; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; or (iv) except for advances or prepayments in the ordinary course of business in amounts consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (other than customary loans or advances to employees in accordance with past practice);

          (i) change of the accounting methods used by it unless required by generally accepted accounting principles;

          (j) other than in the ordinary course of business consistent with past practice, make any Tax election or settle or compromise any Tax liability;

          (k) settle or compromise any claim, litigation or other legal proceeding, except for any settlement or compromise involving less than $100,000;

          (l) enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes;

          (m) (1) redeem the rights outstanding under the Rights Agreement, or amend or modify or terminate the Rights Agreement or render it inapplicable to (or otherwise exempt from the application of the Rights Agreement) any Person or action, other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the execution, delivery and performance of this Agreement and the Merger or (2) permit the Rights to become non-redeemable at the redemption price currently in effect; provided that the foregoing shall not apply to any such actions that are taken immediately prior to the termination of this Agreement pursuant to
     Section 7.1(f)(ii) or the entering into of an agreement in respect of an Acquisition Proposal to the extent permitted by
     Section 4.3(B)(Notwithstanding the foregoing, immediately prior to the Effective Time, the Company shall, if so requested by Merger Sub, redeem the Rights);

          (n) terminate or suspend participation in Medicare, Medicaid or any other federal or state funded healthcare or health benefits program;

          (o) terminate or fail to renew any Permit the failure of which to possess would be reasonably likely to have a Material Adverse Effect; or

          (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing (a)-(o) of this Section 4.2; or

          (q) take any action that would make any of its representations and warranties contained herein false in any material respect at or prior to the Effective Time.

     SECTION 4.3. Alternative Acquisition Transactions. The Company will not, directly or indirectly, through any officer, director, agent, financial advisor or otherwise, solicit, (a) initiate or encourage submission of proposals or offers from any Person relating to any acquisition or purchase of all or a portion of the assets of (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale), or any equity interest in, the Company or any business combination with the Company (an "Acquisition Transaction"), (b) participate in any negotiations regarding, or furnish to any other Person any information (except for information which has been previously publicly disseminated by the Company in the ordinary course of business) with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing or (c) enter into any agreement or agreement in principle providing for or relating to an Acquisition Transaction; provided, that (i) nothing contained in this Section 4.3 or any other provision of this Agreement shall prohibit the Company or the Board of Directors from (A) taking and disclosing to the Company stockholders, pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, a position with respect to a tender or exchange offer by a third party or (B) making such disclosure to the Company stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law and (ii) the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any agreement, arrangement or understanding with such third party, in each case only if (A) the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that (x) such proposal would, if consummated, result in a transaction that provides a higher price to its stockholders, from a financial point of view, than the transactions contemplated by this Agreement and (y) failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Board of Directors and
(B) in the case of entering into any agreement in respect of an Acquisition Transaction, the Company shall, concurrently with the execution of such agreement, terminate this Agreement pursuant to Section 7.1(f)(ii).


                                   Article V.

                              ADDITIONAL AGREEMENTS

     SECTION 5.1. Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare the Proxy Statement/Prospectus, and the Company shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included. Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement/Prospectus including, but not limited to, furnishing to the Company any and all information regarding Merger Sub and its affiliates as may be required to be disclosed therein. The Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors that the Company's stockholders approve this Agreement and the transaction contemplated hereby. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of Company Common Stock following the Merger.

     SECTION 5.2. Meeting of Stockholders of the Company. The Company shall promptly take all action necessary in accordance with Delaware Law, the Restated Certificate and the Company's By-Laws to convene the Company Stockholders' Meeting. The stockholder vote or consent required for approval of the Merger will be no greater than that set forth in Delaware Law. The Company shall use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Merger Sub, advisable to secure any vote or consent of stockholders required by Delaware Law to effect the Merger. Merger Sub shall vote, or cause to be voted, in favor of the

Merger all shares of Company Common Stock directly or indirectly beneficially owned by it, provided that the Board of Directors may withdraw, modify or change its recommendation of the Merger and this Agreement if and only if, after receipt of an unsolicited written proposal with respect to an alternative Acquisition Proposal and in consultation with its financial advisors and outside legal counsel, it believes in good faith that (i) such proposal would, if consummated, result in a transaction that provides a higher price to its stockholders, from a financial point of view, than the transactions contemplated by this Agreement and (ii) failing to take such action would create a reasonable possibility of a breach of its fiduciary duties.

     SECTION 5.3. Additional Agreements. The Company and Merger Sub will each comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     SECTION 5.4. Notification of Certain Matters. The Company shall give prompt notice to Merger Sub and Merger Sub shall give prompt notice to the Company, of
(i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any material failure of the Company or Merger Sub, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 5.5. Access to Information.

     (a) From the date hereof to the Effective Time, the Company shall, and shall cause its officers, directors, employees, auditors and agents to, afford the officers, employees, environmental consultants, attorneys, accountants and agents of Merger Sub and the potential sources of the Debt Financing and Equity Financing (the "Financing Sources"), reasonable access at all reasonable times to its officers, employees, agents, properties, offices and other facilities and to all books and records, and shall furnish Merger Sub and the Financing Sources with all financial, operating and other data and information Merger Sub and the Financing Sources through their officers, employees, environmental consultants or agents, may reasonably request.

     (b) Merger Sub agrees that it shall, and shall cause its affiliates and each of their respective officers, directors, employees, financial advisors, environmental consultants and agents (the "Merger Sub Representatives"), to hold in strict confidence all data and information obtained by them from the Company (unless such information is or becomes publicly available without the fault of any Merger Sub Representative or public disclosure of such information is required by law in the opinion of counsel to Merger Sub) and shall insure that Merger Sub Representatives do not disclose such information to others without the prior written consent of the Company. Notwithstanding anything herein to the contrary, the terms of the Confidentiality Agreement, dated February 24, 1999 (the "Confidentiality Agreement"), executed by Kelso & Company and BT Alex. Brown as agent for the Company shall remain in full force and effect, provided that the foregoing shall not apply to disclosures of information reasonably necessary in connection with any Debt Financing or the Equity Financing.

     (c) In the event of the termination of this Agreement, Merger Sub shall, and shall cause its affiliates to, return promptly every document furnished to them by the Company or any division, associate or affiliate of the Company in connection with the transactions contemplated hereby and any copies thereof which may have been made, and shall cause Merger Sub Representatives to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available.

     SECTION 5.6. Public Announcements. Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement before such consultation, except as may be required by law.

     SECTION 5.7. Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to obtain and furnish in a timely manner all necessary waivers, consents and approvals and notices and to effect all necessary notifications, registrations and filings (including, without limitation, all necessary applications and notifications to the Health Care Financing Administration, including but not limited to Medicare, the California Department of Health Services, MediCal, Medicaid and Medicare or Medicaid intermediary, the United States Drug Enforcement Administration, the College of American Pathologists and all other applicable local, state and Federal accreditation, certification and licensing agencies, boards or other bodies or payors with oversight or payment responsibility for or in respect of the industry in which the Company operates), and to use all reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. The parties shall cooperate in responding to inquiries from, and making presentations to, regulatory authorities.

     SECTION 5.8. Agreement to Defend and Indemnify.

     (a) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, subject to the limitations on indemnification contained in Delaware Law, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company including, without limitation, officers and directors serving as such on the date hereof (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger or any financing, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and further, provided, that neither the Company nor the Surviving Corporation shall be obliged pursuant to this Section
5.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Effective Time, the Surviving Corporation shall be required to maintain or obtain officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided however that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance to maintain or procure insurance coverage pursuant hereto, in which case the Surviving Corporation shall provide the maximum coverage that is then available for 200% of such annual premiums. Merger Sub shall cause the Surviving Corporation to continue in effect the indemnification provisions currently provided by the Restated Certificate and By-Laws of the Company for a period of not less than six years following the Effective Time. This Section 5.8 shall survive the consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 7.1 hereof. Notwithstanding
Section 8.7 hereof, this Section 5.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

     SECTION 5.9. Continuation of Employee Benefits.

     (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, employee or consultant of the Company or group of such officers, directors, employees or consultants described on
Schedule 5.9. This Section 5.9(a), which shall survive the consummation of the Merger at the Effective Time and shall continue without limit, is intended to benefit and bind the Company, the Surviving Corporation and any Person referenced in this Section 5.9(a), each of whom may enforce the provisions of this Section 5.9(a) whether or not parties to this Agreement.

     (b) In addition to honoring the agreements referred to in Schedule 5.9, until the first anniversary of the Effective Time, the Surviving Corporation will provide or will cause to be provided to each current or former employee (presently entitled to benefits) of the Company (i) employee compensation, benefit plans, programs, policies and arrangements, that are no less favorable in the aggregate than those currently provided by the Company to its employees and former employees; and (ii) severance benefits that are in the aggregate no less favorable to any employee of the Company than those currently provided to each such employee. Nothing in this Section 5.9(b) shall be deemed to prevent the Surviving Corporation or any of its Subsidiaries from making any change required by law or which is consented to by any employee.

     (c) To the extent permitted under any applicable law, each employee of the Company shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, programs, policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual including, without limitation, for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, (iii) vacation benefits and (iv) benefits under any retirement plan; provided that credit need not be given for service with the Company to the extent such credit would result in a duplication of benefits.

     (d) Except as provided in clause (a) above, nothing contained in this
Section 5.9 shall create any beneficiary rights in any employee or former employee (including any dependent thereof) of the Company or the Surviving Corporation in respect of continued employment for any specified period of any nature or kind whatsoever.

     SECTION 5.10. Solvency Letter.

     (a) Merger Sub shall use all reasonable efforts to deliver to the Board of Directors, prior to the consummation of the Merger, a copy of any letter relating to the solvency of the Surviving Corporation delivered to the banks or financial institutions providing the Debt Financing. If no such letter is obtained in connection with the Debt Financing, Merger Sub shall use reasonable best efforts to obtain from an independent third party selected by Merger Sub (the "Appraiser") a letter attesting that, immediately after the Effective Time, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets is not less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will have adequate capital with which to engage in its business, and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured, based upon the proposed financing structure for the Merger and certain other financial information to be provided to the Appraiser by Merger Sub and the Company and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing relating thereto, provided that such obligation of Merger Sub shall not require it to agree to any terms with respect to the Equity Financing or the Debt Financing which it is not otherwise obligated to agree to pursuant to this Agreement.

     (b) Merger Sub shall deliver a copy of the Solvency Letter (if obtained) to the Company and use its reasonable best efforts to have it addressed to the Board of Directors and such other parties as Merger Sub shall determine. The parties hereto shall cooperate in connection with the preparation of the Solvency Letter, including, without limitation, providing any information reasonably available to them necessary for the preparation of such letter, including any preparation thereof by the Appraiser. As used herein, "Solvency Letter" shall refer to the letter described in the first sentence of Section 5.10(a) or, if no such letter is obtained, the letter described in the second sentence of Section 5.10(a).

     SECTION 5.11. Recapitalization of Merger Sub, Financing.

     (a) Merger Sub shall use its reasonable best efforts to obtain the Debt Financing and the Equity Financing consistent with the terms specified and described in the Commitment Letters delivered to the Company by Merger Sub and otherwise on and subject to terms reasonably acceptable to Merger Sub. Unless the Merger has theretofore been consummated or this Agreement terminated, if Merger Sub has not otherwise received proceeds from subordinated debt financing in an amount as great as that set forth in the Bridge Financing Letter (or such lesser amount as necessary to provide, when taken together with the debt financing under the Commitment Letters, all necessary Debt Financing) no later than the Draw Down Date, Merger Sub shall use its reasonable best efforts to cause the Bridge Financing to be made available on the Draw Down Date so as to result in the satisfaction of the condition set forth in Section 6.3(c); provided that, except as set forth in this Section 5.11(a), Merger Sub shall have no obligation to draw on or obtain for it or the Company the proceeds of the Bridge Financing. For purposes hereof, the term "Draw Down Date" shall mean the later to occur of (i) 45 days after the date on which all conditions to closing set forth in Sections 6.1 or 6.3 shall have been satisfied or waived (or upon receipt of such the Bridge Financing, will have been satisfied or waived) and (ii) October 15, 1999, but in no event shall such date be later than ten business days prior to the Termination Date (as defined in Section 7.1(d)).

     (b) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Merger Sub in connection with the arrangement of the Debt Financing and the Equity Financing, including, in the case of the Debt Financing, using its reasonable best efforts to cause appropriate officers and employees to be available on a reasonable basis for "road show" appearances and the preparation of disclosure documents in connection therewith.

     SECTION 5.12. Recapitalization. Each of the Company and Merger Sub shall use all reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and Merger Sub agrees that it shall take no action that would reasonably be likely to cause such accounting treatment not to be obtained.


                                   ARTICLE VI.

                              CONDITIONS OF MERGER

     SECTION 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

          (a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company.

          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) No Challenge. No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any government or governmental, administrative or regulatory authority or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

          (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue-sky" and other state securities laws applicable to the registration and qualification of the Company Common Stock following the Merger shall have been complied with in all material respects.

     SECTION 6.2. Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

          (a) Performance of Obligations of Merger Sub. Merger Sub shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Merger Sub to that effect.

          (b) Representations and Warranties of Merger Sub. The representations and warranties of Merger Sub contained in this Agreement that are qualified by a reference to materiality shall be true and correct when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of Merger Sub that are so qualified and relate to a particular date which representations and warranties shall be true and correct in all respects as of such date), and the representations and warranties of Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of Merger Sub that are not so qualified and relate to a particular date which representations and warranties shall be true and correct in all material respects as of such date). The Company shall have received a certificate of the President or Chief Executive Officer or a Vice President of Merger Sub to the foregoing effects.

          (c) Solvency Letter. The Solvency Letter shall have been delivered to the Company.

     SECTION 6.3. Additional Conditions to Obligations of Merger Sub to Effect the Merger. The obligations of Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Merger Sub:

          (a) Performance of Obligations of the Company. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to that effect.

          (b) Representations and Warranties of the Company. The representations and warranties of the Company contained in this Agreement that are qualified by a reference to materiality or Material Adverse Effect shall be true and correct when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of the Company that are so qualified and relate to a particular date which representations and warranties shall be true and correct in all respects as of such date), and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects when made and on and as of the Effective Time as if made on and as of such time (except for those representations and warranties of the Company that are not so qualified and relate to a particular date which representations and warranties shall be true and correct in all material respects as of such date). Merger Sub shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects.

          (c) The Company shall have received aggregate proceeds of $310,000,000 in Debt Financing as follows: (i) proceeds of Debt Financing other than subordinated debt financing on terms consistent with the terms specified and described in the Commitment Letters delivered to the Company and otherwise reasonably satisfactory to Merger Sub and (ii) proceeds of subordinated debt financing on terms satisfactory to Merger Sub (it being agreed that the terms specified and described in the Bridge Financing Letter are satisfactory to Merger Sub); provided that the foregoing shall be subject to the second sentence of Section 5.11, including the proviso thereto.

          (d) The Company shall have obtained and provided to Merger Sub copies of evidence with respect thereto the consents of third parties listed on
     Schedule 6.3(d), the terms of which consents shall be reasonably satisfactory to Merger Sub.

          (e) No suit, action or proceeding by any governmental or regulatory authority shall have been commenced or threatened in writing that is reasonably likely to have a Material Adverse Effect.

          (f) From and after the Effective Time, after giving effect to the Merger, there shall be no options outstanding to acquire shares of Company Common Stock or any equity securities of the Company under the Option Plans or otherwise.

          (g) Merger Sub shall have received a copy of the Solvency Letter.

          (h) From and after the Effective Time, after giving effect to the Merger (i) the Meris Note shall not be convertible into shares of Company Common Stock and (ii) there shall be no shares of Company Common Stock outstanding in respect of which the Meris Note shall have been converted (other than any Retained Shares with respect thereto).

          (i) All notices, applications, approvals, consents, and waivers ("Approvals") required to be furnished to or obtained from any governmental or regulatory authority or accreditation or certification agency, including any Approvals in respect of Permits, provider numbers, and program participation rights possessed by the Company, necessary in order for the Company to conduct its business following the consummation of the transactions contemplated by this Agreement in all material respects in the manner as such business, taken as a whole, was conducted prior to the Effective Time shall have been obtained or furnished and any applicable waiting period or periods shall have expired (or, if there be no time limit for waiver or objection, a notice of no-objection or equivalent with respect thereto shall have been received by the Company).

          (j) No suit, action, claim, proceeding or investigation shall have been commenced or be pending by or before any court, arbitration panel or governmental, administrative or regulatory authority, or shall have been, to the Company's knowledge, threatened by any governmental, administrative or regulatory authority, nor shall any qui tam action have been filed or, to the Company's knowledge, threatened, relating to any billing or claims made or submitted by the Company of or to any governmental, regulatory or administrative authority (including any federal or state healthcare or health benefit program) or any insurance carrier, health maintenance or other managed care organization, independent physician association or any other third party payor which, in the case of any of the foregoing taken separately or together, in the reasonable judgment of Merger Sub either (i) materially adversely affects the value of the equity of the Company to Parent, or the controlling stockholder of Merger Sub or (ii) presents a risk reasonably unacceptable to Merger Sub of subjecting the Company to a material liability or a material amount of damages or, on a going-forward basis, imposing material limitations on the Company's business and/or methods of operation (including any limitations on the Company's ability to be reimbursed by any governmental, regulatory or administrative authority, including any federal or state healthcare or health benefit program).

          (j) A majority in principal amount of the Senior Notes shall have been accepted for payment pursuant to the Debt Offer and the Indenture Amendments shall have become effective and be in full force and effect.




                                  Article VII.

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1. Termination. This Agreement may be terminated at any time before the Effective Time:


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

          (a) By mutual written consent of the Boards of Directors of Merger Sub and the Company; or

          (b) By either Merger Sub or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

          (c) By either Merger Sub or the Company, if the stockholders of the Company fail to approve the Merger upon the taking of a vote at a duly held meeting of the stockholders or at any adjournment thereof; or

          (d) By Merger Sub if, without any material breach by Merger Sub of its obligations under this Agreement, the Merger shall not have been consummated on or before November 30, 1999 (the "Termination Date"); or

          (e) By the Company if, without any material breach by the Company of its obligations under this Agreement, the Merger shall not have been consummated on or before the Termination Date; or

          (f) By the Company (i) if there shall be a material breach of any of Merger Sub's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of written notice thereof to Merger Sub or (ii) at any time prior to the approval of this Agreement by the stockholders of the Company and upon five business days notice to Merger Sub, for the purpose of entering into an agreement with respect to an unsolicited written proposal for an alternative Acquisition Transaction, provided that (1) prior to any such termination, the Company shall disclose to Merger Sub the terms of such unsolicited written proposal and, if requested by Merger Sub, negotiate in good faith with Merger Sub for such five business day period with a view to determining whether Merger Sub would be willing to propose a revised transaction to the Company, (2) after consultation with its financial advisors and outside legal counsel, the Board of Directors believes in good faith that (A) such third party proposal would, if consummated, result in a transaction that provides a higher price to its shareholders, from a financial point of view, than the transactions contemplated by this Agreement and any revised proposal by Merger Sub and (B) failing to take such action would create a reasonable possibility of a breach of its fiduciary duties, (3) such agreement is entered into concurrently with the exercise of this termination right, and
     (4) the Company shall have paid to Merger Sub the fee described in Section 7.2(b) hereto;

          (g) By Merger Sub, if there shall be a material breach of any of the Company's representations, warranties or covenants hereunder, which breach shall not be cured within ten days of written notice thereof to the Company; or

          (h) By Merger Sub, if (i) the Board of Directors shall withdraw, modify, or change its recommendation or approval in respect of this Agreement in a manner adverse to Merger Sub, (ii) the Board of Directors shall have recommended any proposal other than by Merger Sub in respect of an Acquisition Transaction or failed to reject and, if applicable, recommend against any such proposal, (iii) a Stock Acquisition Date shall have occurred pursuant to the Rights Agreement of the Company (as in effect on the date of this Agreement) or (iv) any of the actions or events described in Section 4.2(m) hereof shall occur without the prior written consent of Merger Sub, whether or not such consent is required.

     SECTION 7.2. Effect of Termination.

          (a) In the event of termination of this Agreement as provided in
     Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Merger Sub or the Company, except (i) as set forth in Sections 5.5, 7.2(b) and 8.3 hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement other than as provided in Section 7.2(b).

          (b) (i) If (a) Merger Sub shall have terminated this Agreement pursuant to Section 7.1(h)(i), (ii) or (iv) or (ii) the Company shall have terminated this Agreement pursuant to Section 7.1(f)(ii), then in any such case the Company shall promptly, but in no event later than two business days after the date of such termination, pay Kelso (as defined in Section 8.8) (x) a termination fee of $10,000,000 (the "Fee") plus (y) an amount, not in excess of $1,500,000, equal to Kelso's actual and reasonably documented out-of-pocket expenses directly attributable to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby including the financing thereof ("Transaction Expenses"), which amounts shall be payable by wire transfer to such account as Kelso may designate in writing to the Company (the "Fee Account").

               (ii) If (a) this Agreement is terminated pursuant to Section 7.1(c), 7.1(d)(provided that the condition in Section 6.1(a) shall not have been satisfied at the time of such termination), 7.1(e) or 7.1(g)(as a result of a breach of Section 4.3) and (b) at any time after the date of this Agreement and at or before the date of such termination a proposal with respect to an alternative Acquisition Transaction shall have been publicly announced or disclosed, or disclosed to the Board of Directors or any committee thereof, then in any such case the Company shall promptly, but in no event later than two business days after such termination, pay Kelso a termination fee of $4 million plus the Transaction Expenses, which amounts shall be payable by wire transfer to the Fee Account. If, within twelve months after the date the Company first becomes obligated to make the payment referred to in the immediately preceding sentence, the Company enters into an agreement with respect to an alternative Acquisition Transaction that provides a higher price to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement, then, in any such case, the Company shall promptly, but in no event later than two business days after the execution of such agreement with respect to such Alternative Transaction, pay Kelso an additional termination fee of $6 million, which amount shall be payable by wire transfer to the Fee Account.

               (iii) If (a) this Agreement is terminated pursuant to Section 7.1(d)(but the condition in Section 6.1(a) shall have been satisfied at the time of such termination) or 7.1(h)(iii), (b) at any time after the date of this Agreement and at or before the date of such termination a proposal with respect to an alternative Acquisition Transaction shall have been publicly announced or disclosed, or disclosed to the Board of Directors or any committee thereof, and (c) within twelve months after the date of such termination the Company shall have entered into an agreement with respect to an alternative Acquisition Transaction that provides a higher price to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement, then in any such case the Company shall promptly, but in no event later than two business days after the execution of such agreement with respect to such Alternative Transaction, pay Kelso the Fee plus the Transaction Expenses, which amounts shall be payable by wire transfer to the Fee Account.

               (iv) If this Agreement is terminated pursuant to Section 7.1(g)(with respect to breaches of covenants other than in Section 4.3), then in such case the Company shall promptly, but in no event later than two business days after such termination, pay Kelso the Transaction Expenses, which amount shall be payable by wire transfer to the Fee Account.

               (v) No fees or Transaction Expenses shall be paid pursuant to this Section 7.2(b) if Merger Sub shall be in material breach of its obligations hereunder. If this Agreement is terminated by Merger Sub pursuant to Section 7.1(g) as a result of a breach by the Company of
          Section 4.3 and the Company becomes obligated to pay Parent a termination fee under this Section 7.2(b) with respect to such termination, Merger Sub's sole and exclusive remedy for such breach shall be the amounts payable by the Company under this Section 7.2(b) with respect thereto.


                                  Article VIII.

                               GENERAL PROVISIONS

     SECTION 8.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Sections 5.8, 5.9 and 8.8 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 5.5(c), 7.2(b) and 8.3 shall survive termination indefinitely.

     SECTION 8.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

     (a)      if to Merger Sub:

              UC Acquisition Sub, Inc.
              c/o Kelso & Company
              320 Park Avenue
              New York, New York 10022
              Attention:  James J. Connors II
              Facsimile:  (212) 223-2379

     With a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              919 Third Avenue
              New York, New York 10022
              Attention:  Lou R. Kling, Esq.
              Facsimile: (212) 735-2000

     (b)      if to the Company:
              Unilab Corporation
              401 Hackensack Avenue
              Hackensack, New Jersey  07601
              Attention:  Mark L. Bibi, Esq.
              Facsimile:  (201) 525-1331

     With a copy to:

              Willkie Farr & Gallagher
              787 Seventh Avenue
              New York, New York 10019
              Attention:  Steven J. Gartner, Esq.
              Facsimile: (212) 728-8111

     SECTION 8.3. Expenses. Except as expressly set forth in Section 7.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 8.4. Certain Definitions. For purposes of this Agreement, the term:

               (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

               (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

               (c) "Person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

     SECTION 8.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 8.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein (including without limitation Section 5.8), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder, except that Kelso shall be a beneficiary of Sections 7.2(b) and 8.8 hereof and shall be entitled to enforce such provisions.

     SECTION 8.8. Fees, etc. At the Closing, the Surviving Corporation shall enter into (or shall succeed by operation of law to, if Merger Sub had theretofore entered into), the Kelso Agreements (as hereafter defined). As used herein, the "Kelso Agreements" shall mean one or more agreements, copies of which shall be provided to the Company by Merger Sub prior to the Effective Time, which provide for (i) a fee (the amount of which shall be determined by Kelso) not to exceed $6 million to be paid by the Surviving Corporation to Kelso & Co., L.P. ("Kelso") at the Effective Time, (ii) financial advising fees (the amount of which shall be determined by Kelso) not to exceed $600,000 per annum, to be paid annually to Kelso by the Surviving Corporation and (iii) indemnification by the Surviving Corporation of Kelso and certain related parties with respect to the transactions contemplated hereby, including the financing of the Merger and any services to be provided by Kelso or any related party to the Surviving Corporation on a going forward basis.

     SECTION 8.9. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to any affiliate of Merger Sub provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

     SECTION 8.11. Amendment. This Agreement may be amended by the parties hereto by action taken by Merger Sub, and by action taken by or on behalf of the Board of Directors at any time before the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.12. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

     SECTION 8.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                       UNILAB CORPORATION


                                       By: /s/ David C. Weavil
                                           -----------------------
                                           Name:  David C. Weavil
                                           Title: Chief Executive Officer



                                       UC ACQUISITION SUB, INC.


                                       By: /s/ Frank J. Loverro
                                           -----------------------
                                           Name:  Frank J. Loverro
                                           Title: Vice President